================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                                    TiVo Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    888706108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  July 9, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.[_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 2 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,465,900 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,465,900 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,465,900 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 3 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,481,459 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 4 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Stewart Alsop II
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        71,510 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               71,510 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,552,969 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 4 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 5 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Michael James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        904 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               904 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,482,363 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 6 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        50,503 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               50,503 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,531,962 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 7 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Robert T. Coneybeer
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        1,084 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,084 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,482,543 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 8 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Nancy L. Dorman
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        4,826 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               4,826 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,486,285 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 9 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Ronald Kase
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        2,023 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,023 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,483,482 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 10 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        13,236 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               13,236 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,494,695 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 11 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Thomas C. McConnell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        62,346 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               62,346 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,543,805 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 12 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter T. Morris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        1,807 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,807 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,483,266 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 12 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 13 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        33,889 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               33,889 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,515,348 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 13 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 14 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        77,565 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               77,565 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,559,024 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 14 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 15 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        1,084 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,084 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,482,543 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 15 of 27 pages

====================                                         ===================
CUSIP NO.  888706108                  13D                    PAGE 16 OF 27 PAGES
====================                                         ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
------------------------- ----- ------------------------------------------------
                   7    SOLE VOTING POWER

                        135 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,459 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               135 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,481,459 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,481,594 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 16 of 27 pages

                                  Schedule 13D
                                  ------------

Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, $.001 par value (the "Common Stock") of TiVo Inc. (the "Issuer") having its principal executive office at 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002.

Item 2. Identity and Background.
        -----------------------

     This statement is being filed by New Enterprise Associates 10, Limited Partnership ("NEA 10"), NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10, and Stewart Alsop II ("Alsop"), Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Robert
T. Coneybeer ("Coneybeer"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor"), (collectively, the "General Partners"). The General Partners are the individual general partners of NEA Partners 10. NEA 10, NEA Partners 10 and the General Partners are sometimes referred to collectively herein as the "Reporting Persons".

     The address of the principal business office of NEA 10, NEA Partners 10, Barrett, Dorman, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Alsop, Coneybeer, Kase, Kramlich, McConnell, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

     The principal business of NEA 10 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 10. The principal business of each of the General Partners is to act as a general partner of NEA Partners 10 and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

     Not applicable.

Item 4. Purpose of Transaction.
        ----------------------

     NEA 10 engaged in a stock distribution of 1,557,629 shares of TiVo Inc. Common Stock to its partners on July 9, 2003, including 15,559 shares to NEA Partners 10 (the "NEA Partners 10 Shares"). As a result of the distribution, NEA 10 owns 0 shares of Common Stock of TiVo Inc. NEA 10 remains the beneficial owner of warrants to purchase 1,465,900 shares of Common Stock (the "Warrant Shares"). All reporting persons, except NEA 10, disclaim beneficial ownership of the NEA 10 Warrant Shares. All reporting persons, except NEA Partners 10, disclaims beneficial ownership of the NEA Partners 10 Shares.

                               Page 17 of 27 pages

Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 10 and other Reporting Persons may dispose of or acquire additional Shares of the Issuer. Perry is a member of the Board of Directors. On July 14, 2003, Perry sold 5,000 of his beneficially-owned shares of Common Stock. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

        (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

        (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

        (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

        (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

        (e) Any material change in the present capitalization or dividend policy of the Issuer;

        (f) Any other material change in the Issuer's business or corporate structure;

        (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

        (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

        (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

        (j)    Any action similar to any of those enumerated above.

Item 5. Interest in Securities of the Issuer.
        ------------------------------------

        (a) NEA 10 holds warrants to purchase the Warrant Shares which warrants are exercisable within 60 days of June 9, 2003. As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the Warrant Shares. As the individual general partners of NEA Partners 10, each of the General Partners also may be deemed to own beneficially the Warrant Shares.

               NEA 10, NEA Partners 10, Barrett, Coneybeer, Dorman, Kase, Kramlich, Morris, Newhall, Sandell and Trainor may be deemed to own beneficially 2.3% of the Warrant Shares. Alsop, Barris, McConnell and Perry may be deemed to own beneficially 2.4% of the Warrant Shares. These percentages are calculated based upon 64,866,286 shares reported to be outstanding in the Issuer's most recent Quarterly Report on Form 10-Q. Each of the Reporting Persons, except NEA 10, disclaims beneficial ownership of the Warrant Shares. Each of the Reporting Persons, except NEA Partners 10, disclaims beneficial ownership of the NEA Partners 10 Shares.

        (b)    Regarding the number of shares as to which such person has:

                               Page 18 of 27 pages

               (i)  sole power to vote or to direct the vote:

                    0 shares for NEA 10 and NEA Partners 10. 71,510 shares for Alsop. 904 shares for Barrett. 50,503 shares for Barris. 1,084 shares for Coneybeer and Sandell. 4,826 shares for Dorman. 2,023 shares for Kase. 13,236 shares for Kramlich. 62,346 shares for McConnell. 1,807 shares for Morris. 33,889 shares for Newhall. 77,565 shares for Perry. 135 shares for Trainor.

               (ii) shared power to vote or to direct the vote:

                    1,481,459 shares for each Reporting Person.

               (iii) sole power to dispose or to direct the disposition:

                    0 shares for NEA 10 and NEA Partners 10. 71,510 shares for Alsop. 904 shares for Barrett. 50,503 shares for Barris. 1,084 shares for Coneybeer and Sandell. 4,826 shares for Dorman. 2,023 shares for Kase. 13,236 shares for Kramlich. 62,346 shares for McConnell. 1,807 shares for Morris. 33,889 shares for Newhall. 77,565 shares for Perry. 135 shares for Trainor.

               (iv) shared power to dispose or to direct the disposition:

                    1,481,459 shares for each Reporting Person.

        (c) NEA 10 purchased 3,857,629 shares of Common Stock, $.001 par value per share from the Issuer in a private transaction on October 8, 2002 for a total purchase price of $13,848,889.92. The working capital of NEA 10 was the source of the funds for the purchase. No part of the purchase price paid by NEA 10 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Record Shares. In connection with the purchase of the Common Stock, NEA 10 also received a three year warrant to purchase 732,950 shares of Common Stock which warrant is presently immediately exercisable. In connection with the purchase of the Common Stock, NEA 10 also received a four year warrant to purchase 732,950 of Common Stock which warrant is presently immediately exercisable.

               NEA 10 engaged in a stock distribution of 2,300,000 shares of TiVo Inc. Common Stock to its partners on December 3, 2002.

               NEA 10 engaged in a stock distribution of 1,557,629 shares of TiVo Inc. Common Stock to its partners on July 9, 2003, including 15,559 shares to NEA Partners 10, the NEA Partners 10 Shares. As a result of the distribution, NEA 10 owns 0 shares of Common Stock of TiVo Inc. NEA 10 remains the beneficial owner of warrants to purchase 1,465,900 shares of Common Stock, the Warrant Shares.

               On July 14, 2003, Perry sold 5,000 of his beneficially-owned shares of TiVo Inc. Common Stock.

               Except as set forth in Item 5(c), none of the Reporting Persons has effected any other transaction in the Common Stock and/or warrants to purchase Common Stock during the last 60 days.

                               Page 19 of 27 pages

        (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Warrant Shares beneficially owned by any of the Reporting Persons.

        (e) As a result of the distribution of NEA 10's record shares of Common Stock on July 9, 2003, all of the Reporting Persons cease to own beneficially five percent (5%) of more of the outstanding Common Stock.

Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to
        ----------------------------------------------------------------------
        Securities of the Issuer.
        ------------------------

        Not applicable.

Item 7. Material to be Filed as Exhibits.
        --------------------------------

        Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

        Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.
















                               Page 20 of 27 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: July 23, 2003


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By: /s/ Nancy L. Dorman
        --------------------------------
        Nancy L. Dorman
        General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By: /s/ Nancy L. Dorman
    ----------------------------
    Nancy L. Dorman
    General Partner


         *
--------------------------------
Stewart Alsop II


         *
--------------------------------
Michael James Barrett


         *
--------------------------------
Peter J. Barris


         *
--------------------------------
Robert T. Coneybeer


         *
--------------------------------
Nancy L. Dorman


         *
--------------------------------
Ronald Kase


                               Page 21 of 27 pages

         *
--------------------------------
C. Richard Kramlich


         *
--------------------------------
Thomas C. McConnell


         *
--------------------------------
Peter T. Morris


         *
--------------------------------
Charles W. Newhall III


         *
--------------------------------
Mark W. Perry


         *
--------------------------------
Scott D. Sandell


         *
--------------------------------
Eugene A. Trainor III

                                       */s/ Louis S. Citron
                                       ----------------------------------------
                                       Louis S. Citron
                                       As attorney-in-fact






                               Page 22 of 27 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of TiVo Inc.

     EXECUTED this 23rd day of July, 2003.

NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By: /s/ Nancy L. Dorman
        --------------------------------
        Nancy L. Dorman
        General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By: /s/ Nancy L. Dorman
    ----------------------------
      Nancy L. Dorman
      General Partner


         *
--------------------------------
Stewart Alsop II


         *
--------------------------------
Michael James Barrett


         *
--------------------------------
Peter J. Barris


         *
--------------------------------
Robert T. Coneybeer


         *
--------------------------------
Nancy L. Dorman


         *
--------------------------------
Ronald Kase





                               Page 23 of 27 pages

         *
--------------------------------
C. Richard Kramlich


         *
--------------------------------
Thomas C. McConnell


         *
--------------------------------
Peter T. Morris


         *
--------------------------------
Charles W. Newhall III


         *
--------------------------------
Mark W. Perry


         *
--------------------------------
Scott D. Sandell


         *
--------------------------------
Eugene A. Trainor III


                                       */s/ Louis S. Citron
                                       ----------------------------------------
                                       Louis S. Citron
                                       As attorney-in-fact


This Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13D filing for TiVo Inc. and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 2.


                               Page 24 of 27 pages

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.

                                       /s/ Stewart Alsop II
                                       -----------------------------------------
                                       Stewart Alsop II


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Robert T. Coneybeer
                                       -----------------------------------------
                                       Robert T. Coneybeer


                                       /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman


                                       /s/ Ronald Kase
                                       -----------------------------------------
                                       Ronald Kase


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Arthur J. Marks
                                       -----------------------------------------
                                       Arthur J. Marks


                                       /s/ Thomas C. McConnell
                                       -----------------------------------------
                                       Thomas C. McConnell



                               Page 25 of 27 pages

                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell








                               Page 26 of 27 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.


                                       /s/ Michael James Barrett
                                       -----------------------------------------
                                       Michael James Barrett




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                                       /s/ Eugene A. Trainor III
                                       -----------------------------------------
                                       Eugene A. Trainor III


                               Page 27 of 27 pages